EXHIBIT (H)(1)(B)


                   ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT


         This ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT (this "AMENDMENT") amends as of the 24th day of July, 2002 (the "EFFECTIVE DATE"), the Transfer Agency Services Agreement, dated as of January 14, 2000, between Burnham Investors Trust (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

         For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. PRIVACY. As of the Effective Date, the Agreement is amended by adding the following new provision:

         "PRIVACY. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11(a), it shall not disclose the non-public personal information of investors in the Fund obtained under this agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation."

2. ANTI-MONEY LAUNDERING. As of the Effective Date, the Agreement is amended by adding the following new provision:

         "ANTI-MONEY LAUNDERING. PFPC shall perform reasonable actions necessary to help the Fund be in compliance with United States Federal anti-money laundering ("AML") laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act, as follows: In this regard, PFPC
         shall:  (a)  establish  and  implement   written   internal   policies,
         procedures and controls reasonably designed to detect and help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established AML policies and
         procedures;   (c)  designate  a  person  or  persons   responsible  for
         implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (w) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (x) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (y) a summary of the AML training provided for appropriate personnel and (z) a certificate regarding PFPC's AML program, the name of its designated compliance officer, a brief description of the audit process, a brief description of the employee training program and periodic statistical summary reports of PFPC's AML monitoring on behalf of the Funds. PFPC agrees to permit inspections relating to its AML program by U.S.
         Federal   departments   or   regulatory   agencies   with   appropriate
         jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. The parties acknowledge the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.
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3.       GENERAL.  This  Amendment  supercedes and  replaces entirely each other amendment between the parties hereto with respect to the subject matter hereof and contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


BURNHAM INVESTORS TRUST



By:     /S/ FRANK A. PASSANTINO
------------------------------------------------
Name:  Frank A. Passantino
Title:  First Vice President



PFPC INC.



By:   /S/ ROCCO J. CAVALIERI
-----------------------------------------------
Name:  Rocco J. Cavalieri
Title:  Vice President